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                                                                  EXHIBIT (h)(4)
                              OMNIBUS FEE AGREEMENT


         THIS AGREEMENT is made as of this 1st day of August, 2000, by and among AMBASSADOR FUNDS (the "Company"), a Delaware business trust, BISYS FUND SERVICES LIMITED PARTNERSHIP d/b/a BISYS FUND SERVICES (the "Administrator") and BISYS FUND SERVICES OHIO, INC. ("BISYS Ohio"), an Ohio corporation.

         WHEREAS, the Company has entered into an Administration Agreement with the Administrator and a Fund Accounting Agreement and Transfer Agency Agreement with BISYS Ohio (individually, a "Service Agreement"; collectively the "Service Agreements"), each of which is dated as of August 1, 2000 concerning the provision of administration, fund accounting, and transfer agency services (collectively, the "Services"); and

         WHEREAS, the parties desire to set forth the compensation payable by the Company under the Service Agreements and the contract term of such Service Agreements in a separate written document.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. The amount of the compensation due and payable for all of the Services is set forth in Schedule A hereto. Such compensation shall be payable to the Administrator during the term of the Service Agreements. The parties acknowledge and agree that such compensation shall include an amount that represents the custodian fee payable to The Fifth Third Bank (the "Custodian") pursuant to a Custody Agreement, dated as of August 1, 2000, between the Company and the Custodian. In that connection, the Company hereby appoints the Administrator as its paying agent for purposes of remitting the portion of the compensation payable hereunder that represents the custodian fee that is due and payable to the Custodian. In addition to the foregoing, the Administrator and BISYS Ohio shall be reimbursed for out-of-pocket expenses, as more fully set forth in the Service Agreements.

         2. The contract term for the Service Agreements is set forth in Schedule B hereto.

         3. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.


                                   AMBASSADOR FUNDS


                                   BY:  /s/ Brian T. Jeffries
                                      ------------------------------------------

                                   TITLE:   President
                                         ---------------------------------------


                                   BISYS FUND SERVICES LIMITED
                                   PARTNERSHIP

                                   BY:      BISYS FUND SERVICES, INC.,
                                            GENERAL PARTNER


                                   BY:  /s/ William J. Tomko
                                      ------------------------------------------

                                   TITLE:   President
                                         ---------------------------------------


                                   BISYS FUND SERVICES OHIO, INC.


                                   BY: /s/ William J. Tomko
                                      ------------------------------------------

                                   TITLE:  President
                                         ---------------------------------------



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                                                           Dated: August 1, 2000

                                   SCHEDULE A

                          TO THE OMNIBUS FEE AGREEMENT
                                      AMONG
                                AMBASSADOR FUNDS,
                     BISYS FUND SERVICES LIMITED PARTNERSHIP
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                  FEE SCHEDULE


ANNUAL ASSET-BASED FEE

         Subject to the annual minimum fee set forth below, the Company shall pay to the Administrator on the first business day of each month, and/or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate set forth below:

         Eighteen one-hundredths of one percent (.18%) of the Company's average daily net assets up to $200 million;

         Fifteen one-hundredths of one percent (.15%) of the Company's average daily net assets in excess of $200 million up to $500 million;

         Twelve and one-half one-hundredths of one percent (.125%) of the Company's average daily net assets in excess of $500 million up to $750 million; and

         Ten one-hundredths of one percent (.10%) of the Company's average daily net assets in excess of $750 million.

ANNUAL MINIMUM FEE

         The asset-based fee described herein shall be subject to an annual minimum fee of $110,000 per Fund portfolio.

PER ACCOUNT FEES

         In addition to the fees set forth above, the Company shall pay an annual processing fee of $25.00 per shareholder account.


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                                   SCHEDULE B

                          TO THE OMNIBUS FEE AGREEMENT
                                      AMONG
                                AMBASSADOR FUNDS,
                     BISYS FUND SERVICES LIMITED PARTNERSHIP
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                      TERM


         Each Service Agreement shall become effective as of August 1, 2000 and shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until July 31, 2003 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, a Service Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). Each Service Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be. The parties hereto agree that, in the event a Service Agreement is terminated for any reason, (i) such termination will cause this Agreement and the other Service Agreements to terminate and (ii) the effective date of the termination of such Service Agreement shall be the effective date of the termination of this Agreement and such other Service Agreements.

         For purposes of the Service Agreements, "cause" shall mean (a) a material breach of a Service Agreement that has not been remedied for thirty
(30) days following written notice of such breach from the non-breaching party;
(b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

         After such termination, for so long as the Administrator and/or BISYS Ohio, with the written consent of the Company, in fact continues to perform any one or more of the Services contemplated by any Service Agreement or any Schedule or exhibit thereto, the provisions of the relevant Service Agreement(s), including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by the Administrator and/or BISYS Ohio but unpaid by the Company upon such termination shall be immediately due and payable upon

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and notwithstanding such termination. The Administrator and/or BISYS Ohio shall be entitled to collect from the Company, in addition to the fees provided herein, the amount of all cash disbursements in connection with their activities in effecting such termination, including without limitation, the delivery to the Company and/or its designee of the Company's property, records, instruments and documents.

         If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, the Administrator and/or BISYS Ohio are replaced as service providers under the Service Agreements, or if a third party is added to perform all or a part of the services provided by the Administrator and/or BISYS Ohio under the Service Agreements (excluding any sub-contractors appointed by the Administrator and/or BISYS Ohio), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under the Service Agreements, and not as a penalty, to the Administrator equal to the balance due the Administrator and/or BISYS Ohio for the remainder of the then-current term of the Service Agreements assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets and the average number of Company shareholder accounts for the 12 months prior to the date the Administrator and/or BISYS Ohio is replaced or a third party is added.

         In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of the Service Agreements, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator and/or BISYS Ohio are not retained to provide Services consistent with the Service Agreements, including the level of assets subject to such Services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator and/or BISYS Ohio are replaced or a third party is added.

         The parties further acknowledge and agree that, in the event the Administrator and/or BISYS Ohio are replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by the Administrator and/or BISYS Ohio would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator and/or BISYS Ohio for damages incurred and is not intended to constitute any form of penalty.




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